UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2013

MONDELĒZ INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Parkway North, Deerfield, Illinois	60015
(Address of Principal executive offices)	(Zip Code)

Registrant’s Telephone number, including area code: (847) 943-4000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On February 13, 2013, Mondelēz International, Inc. issued a press release announcing earnings for the fourth quarter and year ended December 31, 2012. A copy of our earnings press release is furnished as Exhibit 99.1 to this report.

Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

Our top-line measure is Organic Net Revenues, which excludes the impacts of acquisitions, divestitures, currency, Integration Program costs and accounting calendar changes. We use Organic Net Revenues and corresponding metrics as non-GAAP financial measures. Management believes Organic Net Revenues better reflects the underlying growth from the ongoing activities of our business and provides improved comparability of results.

We use Adjusted Operating Income and Adjusted Segment Operating Income, which is defined as operating income (or segment operating income) excluding: Integration Program costs; 2012-2014 Restructuring Program costs; Spin-Off Costs, including transaction fees and other costs associated with the Spin-Off of the North American grocery business; Spin-Off related pension adjustment, defined as the estimated benefit plan expense based on market conditions and benefit plan assumptions as of January 1, 2012, associated with certain benefit plan obligations transferred to Kraft Food Group, Inc. in the Spin-Off; acquisition-related costs; gains and losses from divestitures, net; and operating income from divestitures. We use Adjusted Operating Income, Adjusted Segment Operating Income and corresponding metrics as non-GAAP financial measures. Management believes Adjusted Operating Income and Adjusted Segment Operating Income provide improved comparability of operating results.

We use Operating EPS, which is defined as diluted EPS attributable to Mondelēz International excluding: Integration Program costs; 2012-2014 Restructuring Program costs; Spin-Off Costs; Spin-Off related pension adjustment (defined above); Spin-Off related interest adjustment, defined as the interest expense associated with the assumed reduction of $6 billion of our debt on January 1, 2011 from the utilization of funds received from the $6 billion of notes Kraft Food Group, Inc. issued directly and cash proceeds distributed to us in June 2012 in connection with our Spin-Off capitalization plan; acquisition-related costs; gains and losses from divestitures, net; and operating income from divestitures. We use Operating EPS and corresponding metrics as non-GAAP financial measures. Management believes Operating EPS provides improved comparability of operating results.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our results prepared in accordance with GAAP. In addition, the non-GAAP measures we use may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, with regard to the non-GAAP financial measures in our Outlook, we have not provided that information.

See the attached schedules to the earnings release for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three and twelve months ended December 31, 2012 and 2011.

Segment Operating Income

Management uses segment operating income to evaluate segment performance and allocate resources. We believe it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of our U.S. pension plan cost (which are a component of cost of sales and selling, general and administrative expenses), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses from divestitures, net and acquisition-related costs (which are a component of selling, general and administrative expenses) for all periods presented. We exclude the unrealized gains and losses on hedging activities from segment operating income in order to provide better transparency of our segment operating results. Once realized, the gains and losses on hedging activities are recorded within segment operating results. We centrally manage pension plan funding decisions and the determination of discount rate, expected rate of return on plan assets and other actuarial assumptions. Therefore, we allocate only the service cost component of our U.S. pension plan expense to segment operating income. We exclude the gains and losses on the sales of businesses and acquisition-related costs from segment operating income in order to provide better transparency of our segment operating results. Accordingly, we do not present these items by segment because they are excluded from the segment profitability measure that management reviews.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibit is being furnished with this Current Report on Form 8-K.

Exhibit Number	Description
99.1	Mondelēz International, Inc. Press Release, dated February 13, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDELĒZ INTERNATIONAL, INC.

Date: February 13, 2013		/s/ DAVID A. BREARTON
	Name:	David A. Brearton
	Title:	Executive Vice President and Chief Financial Officer